Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

OFFSHORE LOGISTICS, INC. PROVIDES UPDATE AFTER RECENT HURRICANES

HOUSTON, TX, October 3, 2005-Offshore Logistics, Inc. (NYSE: OLG) reported today that its helicopter fleet operating in the U.S. Gulf of Mexico did not sustain any damage from hurricanes Katrina and Rita. Prior to landfall for both hurricanes, the Company moved its helicopters out of the path of the storms. This is standard operating procedure when any significant tropical storm or hurricane approaches the Company’s operating facilities located along the Gulf Coast. In addition, there were no employee injuries or fatalities from the hurricanes.

However, Hurricane Katrina caused a total loss of the Company’s shorebase facility located at Venice, Louisiana. Hurricane Rita severely damaged the Company’s shorebase facility located at Creole, Louisiana. In addition, Hurricane Rita caused extensive flooding at the Company’s shorebase facility located at Intracoastal City, Louisiana. Some minor storm damage occurred at other facilities, but all are operational. While a thorough damage assessment of the facilities is currently under way, it is expected that losses will be covered by insurance, net of deductibles, and therefore will not have a material effect on the Company’s financial results. At this time, the Company is in the process of evaluating what actions will be taken with regard to the Venice and Creole bases. The Company intends to repair the damage at the Intracoastal City base as well as the minor damage at its other facilities.

In response to the hurricane damage, the Company has increased flight activities from its operations headquarters located at Acadiana Regional Airport in New Iberia, Louisiana and consolidated flight activities at its remaining shorebase facilities. In addition, the Company is expanding its shorebase facility located at Galliano, Louisiana in response to the unavailability of the Venice facility. Despite the disruption caused by the hurricanes, the Company is currently meeting all of its customers’ needs for flight services from its remaining facilities.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release regarding damage assessments, effect on operations, as well as any other statements that are not historical facts are forward-looking statements, including any statements about the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts:

Brian C. Voegele
Tel: (713) 267-7602
bvoegele@olog.com

Joe Baj
Tel: (713) 267-7605
jbaj@olog.com